As filed with the Securities and Exchange Commission on February 28, 2008

                                                     Registration No. 333-116232
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           PRANA BIOTECHNOLOGY LIMITED
             (Exact name of Registrant as specified in its charter)

                      Australia                         Not Applicable
            (State or other jurisdiction of            (I.R.S. Employer
            incorporation or organization)             Identification No.)

                           Prana Biotechnology Limited
                               ABN 37 080 699 065
          Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia
                              Tel. +61-3-9349-4906
   (Address and telephone number of Registrant's principal executive offices)

                            -------------------------

                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                                  P.O. Box 885
                             Newark, Delaware 19715
                           Tel. (302) 738-6680 (Name,
               address and telephone number of agent for service)

                            -------------------------

       Copies of all communications, including communications sent to agent for service, should be sent to:

            Michael Quinert, Esq.                     Steven J. Glusband, Esq.
            Oakley Thompson & Co.                   Carter Ledyard & Milburn LLP
 Level 17, 500 Collins Street, Melbourne Vic                2 Wall Street
                3000 Australia                           New York, NY 10005
            Tel: (61 3) 8676 0222                         Tel: 212-238-8605
            Fax: (61 3) 8676 0275                         Fax: 212-732-3232


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                                ----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 of Prana Biotechnology Limited (Registration No. 333-116232) is to amend the table under the caption "Selling Shareholders" in the prospectus to add the names of selling shareholders who have requested inclusion in the prospectus since June 18, 2004, the date of the effectiveness of the original Form F-3 Registration Statement, and to update certain other disclosure in the prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION, DATED 28, FEBRUARY 2008

PROSPECTUS

                           PRANA BIOTECHNOLOGY LIMITED

                           33,900,000 ORDINARY SHARES
              REPRESENTED BY 3,390,000 AMERICAN DEPOSITARY RECEIPTS

         This prospectus relates to up to 3,390,000 American Depositary Receipts, or ADRs, of Prana Biotechnology Limited, each representing ten ordinary shares, of which 390,000 ADRs were issued on June 4, 2004 and 3,000,000 ADRs are issuable upon exercise of certain warrants granted on June 4, 2004. All of the ADRs were issued or are issuable and sold pursuant to a private placement. We are registering the ordinary shares underlying the ADRs for disposition by the selling shareholders pursuant to commitments with the selling shareholders. The registration of the ordinary shares underlying the ADRs does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

         Prana Biotechnology Limited will not receive any additional proceeds from the sale of the ADRs offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus. We will receive the proceeds from the exercise of the warrants, if and when they are exercised.

         The ADRs of Prana Biotechnology Limited are traded in the United States on the NASDAQ Capital Market under the symbol "PRAN." On February 27, 2008, the closing price of an ADR of Prana Biotechnology Limited. on the NASDAQ Capital Market was US$4.65.

         See "Risk Factors" beginning on page 5 to read about factors you should consider before buying our American Depositary Receipts.

                                ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                Prospectus dated

                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----

NOTICE REGARDING FORWARD-LOOKING STATEMENTS..................................3

PROSPECTUS SUMMARY...........................................................4

RISK FACTORS.................................................................5

CAPITALIZATION..............................................................13

REASONS FOR THE OFFER AND USE OF PROCEEDS...................................14

MARKET PRICE DATA...........................................................15

SELLING SHAREHOLDERS........................................................17

OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION..............20

EXPENSES ASSOCIATED WITH THE REGISTRATION...................................22

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS.............................22

EXPERTS.....................................................................23

LEGAL MATTERS...............................................................23

MATERIAL CHANGES............................................................23

WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE....................................................23

ENFORCEABILITY OF CIVIL LIABILITIES.........................................24


         In this prospectus, "we", "us", "our", the "Company" and "Prana" refer to Prana Biotechnology Limited., an Australian company, and its subsidiaries, unless otherwise indicated.

         We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

         We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in Australian dollars and in accordance with the Australian equivalents to International Financial Reporting Standards adopted by the Australian Financial Reporting Council on January 1, 2005, which became effective for our company as of our fiscal year ended June 30, 2006. In this prospectus, all references to "U.S. dollars" or "US$" are to the currency of the United States of America, and all references to "Australian dollars" or "A$" are to the currency of Australia.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

         Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

                           PRANA BIOTECHNOLOGY LIMITED

         We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter. Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses, initially focusing on Alzheimer's disease. Other potential applications for our therapies include age-related cataracts, Huntington disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease), Motor Neuron disease, age-related macular degeneration, certain cancers and Parkinson's disease.

         Our registered office is located at Suite 2, 1233 High Street, Armadale, Victoria, 3143, Australia and our telephone number is 011-61-3-9824-8166. Our principal executive office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906. Our address on the internet is www.pranabio.com.

                                  The Offering

ADRs offered.............................  3,390,000 ADRs  (including 3,000,000
                                           ADRs issuable upon exercise of
                                           warrants)

NASDAQ Capital Market symbol.............  "PRAN"

Use of proceeds..........................  We will not receive any proceeds from the disposition of the ADRs covered
                                           hereby.  We will, however, receive
                                           the proceeds from the exercise of the
                                           warrants if and when
                                           they are exercised.

Ordinary shares outstanding..............  183,169,734 ordinary shares

Risk Factors.............................  Prospective investors should carefully consider the "Risk Factors"
                                           beginning on page 5 before buying the
                                           ADRs offered hereby.

                                  RISK FACTORS

         Investing in our American Depositary Shares involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our American Depositary Shares. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be harmed. In that case, the daily price of our depositary shares could decline, and you could lose all or part of your investment.

Risks Related To Our Business

We are a development stage company at an early stage in the development of pharmaceutical products and our success is uncertain.

         We are a development stage company at an early stage in the development of our pharmaceutical products that are designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses. We have not sufficiently advanced the development of any of our products, including our current lead product candidate, PBT2, to market or generate revenues from their commercial application. Our current or any future product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We may require substantial additional financing in the future to sufficiently fund our operations and research.

         We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery and development programs and pre-clinical testing and as we conduct clinical trials of our product candidates. Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

     o    the continued progress of our research and development programs;

     o the timing, scope, results and costs of pre-clinical studies and clinical trials;

     o    the cost, timing and outcome of regulatory submissions and approvals;

     o    determinations   as  to  the  commercial   potential  of  our  product
          candidates;

     o    our  ability  to  successfully   expand  our  contract   manufacturing
          services;

     o    our ability to establish and maintain collaborative arrangements; and

     o    the status and timing of competitive developments.

         We anticipate that we will require substantial additional funds in order to achieve our long-term goals and complete the research and development of our pharmaceutical product candidates. In addition, we will require additional funds to pursue regulatory clearances, and defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses. We intend to seek such additional funding through public or private financings and/or through strategic alliances or other arrangements with corporate partners. However, such additional financing may not be available from any sources on acceptable terms, or at all, and we may not be able to establish new strategic alliances or other arrangements with corporate partners on acceptable terms, or at all. Any shortfall in funding could result in our having to curtail or cease our operations, including our research and development activities, which would be expected to have a material adverse effect on our business, financial condition and results of operations.

We may experience delays in our clinical trials that could adversely affect our business and operations.

         We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. Our ability to commence and complete clinical trials may be delayed by many factors, including:

     o    government  or  regulatory  delays,   including  delays  in  obtaining
          approvals from applicable hospital ethics committees and internal review boards;

     o    slower than expected patient recruitment;

     o    our  inability  to  manufacture   sufficient  quantities  of  our  new
          proprietary compound or our other product candidates or matching controls;

     o    unforeseen safety issues; and

     o    lack of efficacy or unacceptable toxicity during the clinical trials.

         Patient enrollment is a function of, among other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who comply with the eligibility criteria for the clinical trial. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials. Moreover, we rely on third parties to assist us in managing and monitoring clinical trials. Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

         Product development costs to our collaborators and us will increase if we have delays in testing or approvals or if we need to perform more, larger or more complex clinical trials than planned. Significant delays could have a material adverse effect on the commercial prospects of our product candidates and our business, financial condition and results of operations.

There is a substantial risk that we may not be able to complete the development of PBT2 or develop other pharmaceutical products.

         We may not be able to progress with the development of our current or any future pharmaceutical product candidates to a stage that will attract a suitable collaborative partner for the development of any current or future pharmaceutical product candidates. The projects initially specified in connection with any such collaboration and any associated funding may change or be discontinued as a result of changing interests of either the collaborator or us, and any such change may change the budget for the projects under the collaboration. Additionally, our research may not lead to the discovery of additional product candidates, and any of our current and future product candidates may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and receive regulatory approval, be capable of being produced in commercial quantities at reasonable costs, or be successfully or profitably marketed, either by us or a collaborative partner. The products we develop may not be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payers. We cannot predict if or when the development of PBT2 or any future pharmaceutical product will be completed or commercialized, whether funded by us, as part of a collaboration or through a grant.

We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

         We may need to prioritize the allocation of development resources and/or funds towards what we believe to be our most promising product or products. The nature of the drug development process is such that there is a constant availability of new information and data which could positively or adversely affect a product in development. We cannot predict how such new information and data may impact in the future the prioritization of the development of our current or future product candidates or that any of our products, regardless of its development stage or the investment of time and funds in its development, will continue to be funded or developed.

We will not be able to commercialize our PBT2 therapeutic compound for Alzheimer's disease or any future product candidates if we fail to adequately demonstrate their safety, efficacy and superiority over existing therapies.

         Before obtaining regulatory approvals for the commercial sale of any of our pharmaceutical products, we must demonstrate through pre-clinical testing and clinical studies that our PBT2 product candidate is safe and effective for use in humans for each target indication. Conducting pre-clinical testing and clinical studies is an expensive, protracted and time-consuming process. Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing. In addition, even though a potential drug product shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data.

         We may not be able to undertake further clinical trials of our PBT2 compound as a therapeutic compound for Alzheimer's disease or other indications and any future product candidate (including one that may emerge from our vaccine program), or to demonstrate the safety and efficacy or superiority of any of these product candidates over existing therapies or other therapies under development, or enter into any collaborative arrangement to commercialize our current or future product candidates on terms acceptable to us, or at all. For example, in April 2005, we ceased clinical trials of our PBT1 compound as a treatment for Alzheimer's disease. Clinical trial results that show insufficient safety and efficacy could have a material adverse effect on our business, financial condition and results of operations.

We have a history of operating losses and may not achieve or maintain profitability in the future.

         We have incurred losses in every period since we began operations in 1997. We expect to continue to incur additional operating losses over at least the next several years and to increase our cumulative losses substantially as we expand our research and development and pre-clinical activities and commence additional clinical trials of PBT2. We reported net losses of A$11,142,320 and A$11,590,594 during the fiscal years ended June 30, 2007 and 2006, respectively, and A$10,092,550 during the six months ended December 31, 2007. As of June 30, 2007 and December 31, 2007, our accumulated deficit was A$52,483,038 and A$62,575,588, respectively. We may never be able to achieve or maintain profitability.

Our success depends upon our ability to protect our intellectual property and our proprietary technology.

         Any future success will depend in large part on whether we can:

     o    obtain  and   maintain   patents  to  protect  our  own  products  and
          technologies;

     o    obtain licenses to the patented technologies of third parties;

     o    operate without infringing on the proprietary rights of third parties;
          and

     o    protect   our  trade   secrets,   know-how   and  other   confidential
          information.

         Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions. Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. Any of the pending or future patent applications filed by us or on our behalf may not be approved, or we may not develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others. If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities. Licenses required under patents held by third parties may not be made available on terms acceptable to us or at all. To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, export, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could have a material adverse effect on our business, financial condition and results of operations.

         We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. We may have to defend the validity of our patents in order to protect or enforce our rights against a third party. Third parties may in the future assert against us infringement claims or claims that we have infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could negatively affect our profitability. While defending our patents, the scope of the claim may be reduced in breadth and inventorship of the claimed subject matter, and proprietary interests in the claimed subject matter may be altered or reduced. Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could have a material adverse effect on our business, financial condition and results of operations.

We have limited manufacturing experience with our product candidates. Delays in manufacturing sufficient quantities of such materials to the required standards for pre-clinical and clinical trials may negatively impact our business and operations.

         We may not be able to manufacture sufficient quantities of PBT2 or any other development or product candidates in a cost-effective or timely manner. Manufacturing includes the production, formulation and stability testing of an active pharmaceutical ingredient. Any delays in production would delay our pre-clinical and human clinical trials, which could have a material adverse effect on our business, financial condition and operations.

         We may be required to enter into contracting arrangements with third parties to manufacture PBT2 and any other development or product candidates for large-scale, preclinical and/or clinical trials. We may not be able to make the transition from laboratory-scale to development-scale, or from development-scale to commercial production. We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture our products on a contract basis. We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies. We may not be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

         We expect that we will be required to design and develop new synthetic pathways for most, if not all, of the products that we currently intend to develop or may develop in the future. We can not predict the success of such efforts, the purity of the products that may be obtained or the nature of the impurities that may result from such efforts. If we are not able to obtain an acceptable purity for any product candidate or an acceptable impurity profile, pre-clinical and clinical trials would be delayed, which could have a material adverse effect on the priority of the development of our product candidates, our business, financial condition and results of operations.

We are dependent upon a sole manufacturer of our lead compound, PBT2, and on a sole manufacturer to encapsulate the compound and could incur significant costs and delays if we are unable to promptly find a replacement for either of them.

         We typically rely on a single manufacturer to develop Good Manufacturing Practice (GMP) synthetic processes for our lead compounds. Our lead compound, PBT2, is manufactured by the Institute of Drug Technology Australia Limited. We also rely on a sole manufacturer, Patheon Inc., to encapsulate PBT2. We intend to continue these relationships and this approach with further compounds if the relationships remains financially viable. We may not be able to promptly find a replacement manufacturer, if required, without incurring material additional costs and substantial delays.

If we do not obtain the necessary governmental approvals we will be unable to commercialize our pharmaceutical products.

         Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived therefrom will be, subject to regulation by numerous governmental authorities in Australia, principally the Therapeutics Goods Administration, or TGA, and the Food and Drug Administration, or FDA, in the United States, the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom, the Medical Products Agency, or MPA, in Sweden and the European Medicines Agency, or EMEA. Prior to marketing, any therapeutic product developed must undergo rigorous pre-clinical testing and clinical trials, as well as an extensive regulatory approval process mandated by the TGA and, to the extent that any of our pharmaceutical products under development are marketed abroad, by foreign regulatory agencies, including the FDA in the United States and the MHRA in the United Kingdom. These processes can take many years and require the expenditure of substantial resources. Delays in obtaining regulatory approvals would adversely affect the development and commercialization of our pharmaceutical product candidates. We may not be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical products candidates.

Our research and development efforts will be seriously jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

         Our future success depends to a large extent on the continued services of our senior management and key scientific personnel. We have entered into employment or consultancy agreements with these individuals. The loss of their services could negatively affect our business. Our success is highly dependent on the continued contributions of our scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions and scientists. Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and we may not be able to continue to attract and retain qualified scientific and management personnel critical to our success. We also have relationships with leading academic and scientific collaborators who conduct research at our request or assist us in formulating our research and development strategies. These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

If we are unable to successfully keep pace with technological change or with the advances of our competitors, our technology and products may become obsolete or non-competitive.

         The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. Our competitors in Australia and elsewhere are numerous and include major pharmaceutical companies, biotechnology firms, universities and other research institutions. These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive. Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do. In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA, MHRA, MPA, EMEA and other regulatory approvals.

         We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development. Some of these competitive products use therapeutic approaches that compete directly with our PBT2 product candidate. Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than us.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

         Our current or future products may not achieve market acceptance even if they are approved by the TGA, FDA or any other regulatory authority. The degree of market acceptance of such products will depend on a number of factors, including:

     o the receipt and timing of regulatory approvals for the uses that we are studying;

     o the establishment and demonstration to the medical community of the safety, clinical efficacy and cost-effectiveness of our product candidates and their potential advantages over existing therapeutics and technologies; and

     o the pricing and reimbursement policies of governments and third-party payors.

         Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

The failure to establish a sales, marketing and distribution capability would materially impair our ability to successfully market and sell our pharmaceutical products.

         We currently have no experience in marketing, sales or distribution of pharmaceutical products. If we develop any commercially marketable pharmaceutical products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel, and will require additional capital. Qualified personnel may not be available in adequate numbers or at a reasonable cost. Further, additional financing may not be available on acceptable terms, or at all, and our sales staff may not achieve success in their marketing efforts. Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities. We may not be able to enter into marketing arrangements with any marketing partner or if such arrangements are established, our marketing partners may not be able to commercialize our products successfully. Other companies offering similar or substitute products may have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully. Failure to establish sufficient marketing capabilities would materially impair our ability to successfully market and sell our pharmaceutical products.

If healthcare insurers and other organizations do not pay for our products, or impose limits on reimbursement, our future business may suffer.

         The drugs we hope to develop may be rejected by the marketplace due to many factors, including cost. The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital. In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control. We expect initiatives for similar government control at both the state and federal level to continue in the United States. The adoption of any such legislative or regulatory proposals could have a material adverse effect on our business and prospects.

         Our ability to commercially exploit our products successfully will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services. Uncertainty exists as to the reimbursement status of newly approved health care products thereafter and in foreign markets, including the United States. If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced, which may adversely affect our future revenues and profitability. In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may be exposed to product liability claims, which could harm our business.

         The testing, marketing and sale of human health care products also entails an inherent risk of product liability. We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims. We have historically obtained no fault compensation insurance for our clinical trials and intend to obtain similar coverage for future clinical trials. Such coverage may not be available in the future on acceptable terms, or at all. This may result in our inability to pursue further clinical trials or to obtain adequate protection in the event of a successful claim. We may not be able to obtain product liability insurance in the event of the commercialization of a product or such insurance may not be available on commercially reasonable terms. Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time, attention and financial resources to those matters.

Risks Relating to Our Securities

Our stock price may be volatile and the U.S. trading market for our American Depositary Shares is limited.

         The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. During the last two fiscal years, the market price for our ordinary shares on the Australian Stock Exchange has ranged from as low as A$0.15 to a high of A$0.80 and the market price of our American Depositary Shares on the NASDAQ Capital Market has ranged from as low as US$1.20 to a high of US$4.35. The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development. We believe that the following factors, in addition to other risk factors described above and elsewhere in this registration statement, will continue to significantly affect the market price of our ordinary shares:

     o the results of pre-clinical testing and clinical trials by us and our competitors;

     o developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

     o announcements of technological innovations or new commercial products by us and our competitors;

     o determinations regarding our patent applications, patents and those of others;

     o publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

     o proposed governmental regulations and developments in Australia, the United States and elsewhere;

     o    litigation;

     o    economic and other external factors; and

     o    period-to-period fluctuations in our operating results.

         In addition, stock markets have experienced extreme price and volume fluctuations. These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.

Compliance with corporate governance regulations could increase the cost of our operations.

         As a result of changes to the laws, regulations and standards relating to accounting, corporate governance and public disclosure, the costs of being a public company in general have increased in recent years. The Sarbanes-Oxley Act of 2002 requires changes in some of our corporate governance and securities disclosure or compliance practices. We expect that the on-going implementation of these regulations will further increase our legal compliance costs and will make some activities more time consuming. We are presently evaluating and monitoring regulatory developments and cannot estimate the magnitude of additional costs we may incur as a result of such developments. We are considered a "non-accelerated filer" under applicable rules of the Securities and Exchange Commission. As such, we are required to include a report by management under Section 404(a) of the Sarbanes-Oxley Act for the first time starting with the filing of our annual report for the year ending June 30, 2008, and an attestation report by our independent auditors under Section 404(b) of the Sarbanes-Oxley Act must first be included in our annual report on Form 20-F for the fiscal year ending June 30, 2009. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are relatively new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer. We have expended and will need to further expend significant management time and financial resources to comply with the applicable requirements. This and other enacted and proposed legislation may increase the fees of our professional advisors and our insurance premiums.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

         Holders of our ADRs who are U.S. residents face income tax risks. There is a substantial risk that we are a passive foreign investment company, commonly referred to as PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADRs and would likely cause a reduction in the value of such ADRs. For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset, which produces passive income. As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during the taxable years ended June 30, 2006 and June 30, 2007, under a literal application of the asset test described above, which looks solely to the market value. We believe that we will once again qualify as a PFIC during the taxable year ended June 30, 2008. If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning ADRs. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. United States residents should carefully read "Item 10E. Additional Information - Taxation, United States Federal Income Tax Consequences" for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ADRs.

We do not anticipate paying dividends on our ordinary shares.

         We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares

Risks Relating to our Location in Australia

It may be difficult to enforce a judgment in the United States against us and most of our officers and directors or to assert U.S. securities laws claims in Australia or serve process on most of our officers and directors.

         We are incorporated in Australia. All of our executive officers and directors are nonresidents of the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Australian court against us or any of those persons or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Australia.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

         As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of NASDAQ Marketplace Rules. A foreign private issuer that elects to follow a home country practice instead of such requirements, must submit in advance to NASDAQ a written statement from an independent counsel in such issuer's home country certifying that the issuer's practices are not prohibited by the home country's laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission or on its website each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. As an Australian company listed on the NASDAQ Capital Market, we may follow home country practice with regard to, among other things, composition of the Board of Directors, director nomination procedures, compensation of officers and quorum at shareholders meetings. In addition, we may follow Australian law instead of the NASDAQ Marketplace Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.

                                 CAPITALIZATION

         The table below sets forth the capitalization of our company as of December 31, 2007.

                                                              December 31, 2007
                                                              -----------------
   Ordinary Shares, no par value, 181,600,062 shares
       issued and outstanding, actual (1)...............
   Issued and unissued capital..........................      A$     62,164,415
                                                              -----------------
   Reserve..............................................              6,007,884
                                                              -----------------
   Accumulated deficit..................................            (62,575,588
                                                              -----------------
         Total shareholders' equity ....................              5,596,711
                                                              -----------------
  -----------------------------------

     (1)  The number of shares on issue, excludes:

          o an aggregate 3,320,000 ADRs, or 33,200,000 ordinary shares, issuable upon exercise of five-year warrants issued to certain of the selling shareholders and a consultant associated with the capital raising, exercisable at an exercise price of US$8.00 per ADR on or before June 4, 2009; and

          o    ordinary shares issuable upon the exercise of options:

               >> options to purchase 2,200,000 ordinary shares exercisable for nil consideration on or before July 31, 2009 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.80 for five consecutive trading days;

               >> options to purchase 4,352,893 ordinary shares exercisable at a price of A$0.446 per share on or before November 30, 2009;

               >> options to purchase 2,677,500 ordinary shares exercisable for nil consideration on or before June 30, 2010 if the price of our ordinary shares has achieved and maintained a minimum value of A$1.00 for five consecutive trading days;

               >> options to purchase 5,395,112 ordinary shares exercisable at a price of A$0.37 per share on or before October 31, 2010;

               >> options to purchase 5,395,112 ordinary shares exercisable at a price of A$0.43 per share on or before November 30, 2010;

               >> options to purchase 620,762 ordinary shares exercisable for nil consideration on or before December 31, 2011 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.50 for five consecutive trading days;

               >> options to purchase 1,330,000 ordinary shares exercisable for no consideration on or before August 7, 2014 if the price of our ordinary shares has achieved and maintained a minimum value of A$0.40 for five consecutive trading days; and

               >> options to purchase 400,000 ordinary shares exercisable at a price of A$0.285 per share on or before December 17, 2008.

          o 380,000 ADRs issuable upon the exercise of options at an exercise price of US$5.00 per ADR on or before December 17, 2012.

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

         This prospectus relates to the disposition of up to 3,390,000 of our ADRs (each representing ten ordinary shares), of which 390,000 ADRs were issued and 3,000,000ADRs are issuable upon exercise of certain warrants. We will not receive any of the proceeds from the disposition by the selling shareholders of our ADRs. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised.

                                MARKET PRICE DATA

Australian Stock Exchange

         Our shares have traded on the Australian Stock Exchange, or ASX, since our initial public offering on March 29, 2000.

Quarterly Stock Information

         The following tables sets forth, for the periods indicated, the high and low market quotations for our ordinary shares, as quoted on the ASX.

                                                      Per Ordinary Share (A$)
                                                      -----------------------
                                                       High              Low
                                                       ----              ---
         Fiscal Year Ended June 30, 2006:
         --------------------------------
         First Quarter............................     0.23             0.15
         Second Quarter...........................     0.30             0.16
         Third Quarter............................     0.25             0.19
         Fourth Quarter ..........................     0.24             0.16

         Fiscal Year Ended June 30, 2007:
         --------------------------------
         First Quarter............................     0.80             0.18
         Second Quarter...........................     0.58             0.35
         Third Quarter............................     0.44             0.31
         Fourth Quarter ..........................     0.43             0.32

         Fiscal Year Ended June 30, 2008:
         --------------------------------
         First Quarter............................     0.35             0.26
         Second Quarter...........................     0.51             0.23
         Third Quarter (until February 26)........     0.69             0.36

Monthly Stock Information

         The following table sets forth, for each of the most recent last six months, the high and low market quotations for our ordinary shares, as quoted on the ASX.

                                                        Per Ordinary Share (A$)
                                                        -----------------------
Month                                                     High           Low
-----                                                     ----           ---
August 2007.................................              0.36          0.26
September 2007..............................              0.33          0.27
October 2007................................              0.34          0.29
November 2007...............................              0.30          0.25
December 2007...............................              0.51          0.23
January 2008................................              0.56          0.36
February 2008 (until February 26)...........              0.69          0.38


NASDAQ Capital Market

         Since September 5, 2002 our Level II ADRs have traded on the NASDAQ Capital Market under the symbol "PRAN."

Quarterly Information

         The following table sets forth, for the periods indicated, the range of high ask and low bid prices of our Level II ADRs on the NASDAQ Capital Market.

                                                               Per ADR (US$)
                                                               -------------
                                                             High         Low
                                                             ----         ---
          Fiscal Year Ended June 30, 2006:
          --------------------------------
          First Quarter...........................           1.73        1.20
          Second Quarter..........................           2.40        1.21
          Third Quarter...........................           1.85        1.30
          Fourth Quarter..........................           1.89        1.35

          Fiscal Year Ended June 30, 2007:
          --------------------------------
          First Quarter...........................           3.45        1.21
          Second Quarter..........................           4.35        2.15
          Third Quarter...........................           4.35        2.15
          Fourth Quarter..........................           3.38        2.58

          Fiscal Year Ended June 30, 2008:
          --------------------------------
          First Quarter...........................           3.10        2.20
          Second Quarter..........................           4.05        2.06
          Second Quarter (until February 26)......           6.73        3.25


Monthly Information

         The following table sets forth, for each of the most recent last six months, the range of high ask and low bid prices of our Level II ADRs on the NASDAQ Capital Market.

                                                            Per ADR (US$)
                                                            -------------
Month                                                     High         Low
-----                                                     ----         ---
August 2007..................................             3.00        2.25
September 2007...............................             2.95        2.20
October 2007.................................             3.50        2.50
November 2007................................             2.92        2.06
December 2007................................             4.05        2.13
January 2008.................................             4.90        3.25
February 2008 (until February 26)............             6.73        3.65

                              SELLING SHAREHOLDERS

         The registration statement of which this prospectus forms a part covers up to 3,390,000 ADRs, each representing ten ordinary shares, of which 390,000 ADRs were issued to the selling shareholders and 3,000,000 ADRs are issuable upon exercise of warrants granted to the selling shareholders. Each of the selling shareholders has represented that it purchased the ADRs in the ordinary course of business and has no agreement to distribute the ADRs. We are registering the shares underlying the ADRs in order to permit the selling shareholders to dispose of the ADRs from time to time. Except for the ownership of the ADRs and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares underlying the ADRs by each of the selling shareholders. The second and third columns list the number and percentage of such ordinary shares beneficially owned by each selling shareholder, based on each selling shareholder's ownership of ordinary shares and the warrants as of February, 27, 2008, assuming full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise.

         The fourth column lists the number of ordinary shares underlying the ADRs which may be offered by this prospectus by each of the selling shareholders.

         In accordance with the terms of a registration rights agreement with certain of the selling shareholders, this prospectus generally covers the resale of at least 100% of that number of ADRs equal to the number of ADRs issued to those selling shareholders and issuable upon exercise of the warrants granted to those selling shareholders, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission. Because the exercise price of the warrants may be adjusted, the number of ordinary shares that will actually be issued may be more or less than the number of ordinary shares covered by this prospectus. The fifth and sixth columns assume the sale of all of the ordinary shares underlying the ADRs offered by the selling shareholders pursuant to this prospectus.

         Under the terms of the warrants, the selling shareholders may not exercise the warrants, to the extent such exercise would cause a selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99%, as specified by each selling shareholder, of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of the warrants which have not been exercised. The number of ordinary shares in the second column does not reflect this limitation. The selling shareholders may dispose of all, some or none of their ADRs in this offering.


                                                                                                             Percentage of
                                                 Percentage of                              Number of          Ordinary
                          Number of Ordinary    Ordinary Shares     Maximum Number of    Ordinary Shares        Shares
                                Shares            Beneficially       Ordinary Shares       Beneficially      Beneficially
    Name of Selling       Beneficially Owned     Owned Prior to     Offered Pursuant       Owned After        Owned After
      Shareholder          Prior to Offering        Offering       to this Prospectus        Offering          Offering
      -----------          -----------------        --------       ------------------        --------          --------
Albert Fried & Company,
   LLC...                    1,500,000(1)               *               1,500,000               0                 0%
Bristol Investment
   Fund, Ltd........         1,500,000(1)               *               1,500,000               0                 0%
DKR SoundShore Oasis
   Holding Fund Ltd.(1A)     1,200,000(1)               *               1,200,000               0                 0%
DKR SoundShore
   Strategic Holding
   Fund Ltd.(2A)               300,000(1)               *                 300,000               0                 0%
Caduceus Capital Master
   Fund Limited ....         1,935,000(1)            1.05%              1,935,000               0                 0%


Caduceus Capital II,
   L.P..............           810,000(1)               *                 810,000               0                 0%
UBS Eucalyptus Fund,
   L.L.C.                    1,822,500(1)               *               1,822,500               0                 0%
PW Eucalyptus Fund, Ltd.       232,500(1)               *                 232,500               0                 0%
OTA LLC                      1,200,000(1)               *               1,200,000               0                 0%
Perceptive Life
   Sciences Master
   Fund, Ltd........         1,500,000(1)               *               1,500,000               0                 0%
Portside Growth and
   Opportunity Fund
   (3A)...                   1,500,000(1)               *               1,500,000               0                 0%
Smithfield Fiduciary
   LLC(4A)..........         4,500,000(1)            2.40%              4,500,000               0                 0%
Ilene Sands.........            87,500(2)               *                  87,500               0                 0%
Katie & Adam Bridge
   Partners, L.P....            87,500(3)               *                  87,500               0                 0%
Kim R. Sands........            87,500(4)               *                  87,500               0                 0%
Sands Brothers Venture
   Capital II LLC...           350,000(5)               *                 350,000               0                 0%
Sands Brothers Venture
   Capital III LLC..         1,750,000(6)               *               1,750,000               0                 0%
Sands Brothers Venture
   Capital IV LLC...           700,000(7)               *                 700,000               0                 0%
Sands Brothers Venture
   Capital LLC......           350,000(8)               *                 350,000               0                 0%
SB Mechanical.......            87,500(9)               *                  87,500               0                 0%
SF Capital Partners Ltd.     1,500,000(1)               *               1,500,000               0                 0%
Treeline Investment
   Partners, L.P....            56,250(1)               *                  56,250               0                 0%
Ariel Fund L.P......            18,750(1)               *                  18,750               0                 0%
MFN LLC.............         1,662,500(10)              *               1,662,500               0                 0%
Vision Capital Advisors
   LLC...                    1,662,500(11)              *               1,662,500               0                 0%
Viking Global Equities
   LP...............           765,000(1)               *                 765,000               0                 0%
VGE III Portfolio Ltd.         735,000(1)               *                 735,000               0                 0%
WHI Select Fund, LP.           750,000(1)               *                 750,000               0                 0%
Panacea Fund, LLC...           750,000(1)               *                 750,000               0                 0%
Xmark Opportunity Fund,
   Ltd.(5A)                  2,834,100(1)            1.52%              2,834,100               0                 0%

Xmark Opportunity Fund,
   L.P(5A)........           1,665,900(1)               *               1,665,900               0                 0%



--------------
 *     Less than 1%.
(1) Issuable upon the exercise of currently exercisable warrants issued to the selling shareholder. (1A) The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the "Fund") is DKR Oasis Management
       Company LP (the "Investment Manager"). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr Fisher has ultimate responsibility for investments with respect to the Fund. Mr Fischer disclaims beneficial ownership of the shares.
 (2A) The investment manager of DKR SoundShore Strategic Holding Fund Ltd, (the "Fund") is DKR Capital Partners LP (the "Investment Manager"). The Investment Manager is an SEC registered investment adviser. The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund.
 (3A) Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
 (4A) Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.
(2) Includes 37,500 Ordinary Shares (3,750 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(3) Includes 37,500 Ordinary Shares (3,750 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(4) Includes 37,500 Ordinary Shares (3,750 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(5) Includes 150,000 Ordinary Shares (15,000 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(6) Includes 750,000 Ordinary Shares (75,000 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(7) Includes 300,000 Ordinary Shares (30,000 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(8) Includes 150,000 Ordinary Shares (15,000 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(9) Includes 37,500 Ordinary Shares (3,750 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(10) Includes 712,500 Ordinary Shares (71,250 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(11) Includes 712,500 Ordinary Shares (71,250 ADRs) issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.
(5A) Xmark Opportunity Partners, LLC ("Opportunity Partners"), the sole member of the investment manager of Xmark Opportunity Fund, L.P. ("Opportunity LP") and Xmark Opportunity Fund, Ltd. ("Opportunity Ltd"), possesses sole power to vote and direct the disposition of all securities of the company held by Opportunity LP and Opportunity Ltd. Mitchell D. Kaye and David C. Cavalier, the Chief Executive Officer and Chief Operating Officer, respectively, of Opportunity Partners, share voting and investment power with respect of all securities held by Opportunity LP and Opportunity Ltd.


         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

         The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ADRs or interests in ADRs received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADRs or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales entered into after the date of this prospectus;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

         The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the ADRs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADRs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the ADRs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our ADRs or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADRs or the related common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our ADRs or the common stock short and deliver these securities to close out their short positions, or loan or pledge the ADRs or the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the ADRs offered by this prospectus, which ADRs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling stockholders from the sale of the ADRs offered by them will be the purchase price of the ADRs less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ADRs to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

         The selling stockholders also may resell all or a portion of the ADRs in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         The selling stockholders and any broker-dealers or agents that participate in the sale of the ADRs or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the ADRs to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents or dealers, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the ADRs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADRs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of ADRs in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADRs against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ADRs offered by this prospectus.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the ADRs covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the ADRs may be sold pursuant to Rule 144(k) of the Securities Act.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

         We have agreed to bear all expenses relating to the registration of the ADRs registered pursuant to the registration statement of which this prospectus is a part. We estimate these aggregate expenses to be approximately US$131,000.

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

         Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital, or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transactions, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

         Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

         Under the Takeovers Act, as currently in effect, any foreign person, together with associates, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$50 million or more. In addition, a foreign person may not acquire shares in a company having total assets of A$50 million or more if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. Under the current Australian foreign investment policy, however, it is unlikely that the Treasurer would make such an order where the level of foreign ownership exceeds 40% in the ordinary course of trading, unless the Treasurer finds that the acquisition is contrary to the national interest. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADRs. At present, we do not have total assets of A$50 million.

         If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$50,000,000; or (ii) any direct or indirect ownership interest in Australian residential real estate.

         The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisitions and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

         Our Constitution does not contain any additional limitations on a non-resident's right to hold or vote our securities.

         Australian law requires the transfer of shares in our company to be made in writing. No stamp duty will be payable in Australia on the transfer of ADRs.

                                     EXPERTS

         The consolidated financial statements as of June 30, 2007 and for the year then ended incorporated in this Prospectus by reference to our Annual Report on Form 20-F for the fiscal year ended June 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of June 30, 2006 and for each of the two years in the period ended June 30, 2006 incorporated in this Prospectus by reference from our Annual Report on Form 20-F for the fiscal year ended June 30, 2007 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the reconciliation to accounting principles generally accepted in the United States of America presented in Note 27, going concern discussed in Note 1 and the restatement discussed in Note 29), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with the registration hereunder of the ordinary shares underlying the ADRs with respect to Australian law will be passed upon for us by Oakley Thompson & Co., Melbourne, Australia, our Australian counsel.

                                MATERIAL CHANGES

         In accordance with the approval of our shareholders on October 15, 2007, we raised approximately A$7.9 million net of issuance costs in a private placement of our securities to institutional investors in the United States, accredited investors in the United States and Australian investors during September and October 2007. The private placement was for 29,778,699 million ordinary shares at a price of A$0.285 per share. The private placement also involved the acquisition by the investors of three-year options to purchase an additional 5,395,112 ordinary shares at an exercise price of US$0.37 per ordinary share, and three-year options to purchase an additional 5,395,112 ordinary shares at an exercise price of US$0.43 per ordinary share.

         Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended June 30, 2007 and our Reports on Form 6-K, filed with or furnished to the Securities and Exchange Commission under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since June 30, 2007.

                    WHERE YOU CAN BEST FIND MORE INFORMATION;
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This prospectus is a part of a registration statement on Form F-3, Registration No. 333-116232, which we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-

SEC-0330 or by visiting the Securities and Exchange Commission's website at http://www.sec.gov, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or furnished, or will file or furnish, with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file or submit to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Annual Report on Form 20-F for the fiscal year ended June 30, 2007;

     o Our Reports on Form 6-K filed with or furnished to the SEC on September 28, 2007 (two Reports), October 19, 2007 (three Reports),
          October 22, 2007 (two Reports), October 24, 2007 (two Reports), November 13, 2007, December 5, 2007, December 20, 2007, December 28, 2007 (two Reports), January 7, 2008, January 31, 2008, February 19, 2008 and February 26, 2008; and

     o The description of our ADRs contained in our Registration Statement on Form 20-F filed on May 28, 2002 (File No. 000-49843).

         In addition, we may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

         Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

         We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Prana Biotechnology Limited, Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia Attn.: Richard Revelins, Chief Financial Officer and Secretary, telephone number +61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.pranabio.com. Information contained in our website is not part of this prospectus.

         We are an Australian company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's website at http://www.sec.gov.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

         We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

                           PRANA BIOTECHNOLOGY LIMITED






                           33,900,000 ORDINARY SHARES
              REPRESENTED BY 3,390,000 AMERICAN DEPOSITARY RECEIPTS







                          ----------------------------



                                   PROSPECTUS


                          ----------------------------






                  You should rely only on the information
                  incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Our Constitution provides that, subject to the Australian Corporations Act, every director, secretary, manager or officer of our company or any person employed by our company as auditor shall be indemnified out of our funds against all liability incurred by such person as a director or officer in defending proceedings, whether civil or criminal, in which judgment is given in the persons favor or in which the person is acquitted in connection with any application under the Australian Corporations Act in which relief is granted to the person by a Court.

Under our Constitution no director, auditor or other officer shall be liable for
(i) any acts, receipts, neglect or defaults of any other director or officer for joining in any receipt or other act for conformity; (ii) any loss or expense that may happen to us through the inefficiency or deficiency of title to any property acquired by order of the directors or on our behalf; (iii) the inefficiency or deficiency of any security in or upon which any of our monies shall be invested; (iv) any loss or damage arising from bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited; (v) any loss occasioned by any error of judgment, omission, default or oversight on the persons part; or (vi) any other loss damage or misfortune whatsoever which shall happen in relation to those things unless the same shall happen through the persons own negligence, default, breach or duty, breach of trust or dishonesty.

In addition, our Constitution provides that to the extent permitted by law, we may pay, or agree to pay, a premium in respect of a contract insuring a person who is liable or has been an officer of our company or one of our subsidiaries against a liability:

     o incurred by the person in his or her capacity as an officer of our company or a subsidiary of our company provided that the liability does not arise out of a conduct involving a willful breach of duty in relation to our company or a subsidiary of our company; or

     o for costs and expenses incurred by that person defending proceedings, whatever their outcome.

We maintain a directors' and officers' liability insurance policy. We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 9.  Exhibits

  Exhibit No.      Description of Exhibit
  -----------      ----------------------

  4.1              Constitution of Registrant (1)
  4.2              Deposit Agreement dated March 23, 2001, among the Registrant and the Bank of New York, as Depositary, and owners and
                   holders of ADRs issued thereunder, including the Form of
                   ADRs (2)
  4.3              Purchase Agreement dated April 27, 2004, among the Registrant and the investors signatory thereto (3)
  4.4              Registration Rights Agreement dated April 27, 2004, among the
                   Registrant and the investors signatory thereto (4)
  4.5              Form of Warrant (5)
  5.1*             Opinion of Oakley Thompson & Co. regarding legality of the securities being registered
  23.1             Consent of PriceWaterhouseCoopers, Independent Registered
                   Public Accounting Firm
  23.2             Consent of Deloitte Touche Tohmatsu, Independent Registered
                   Public Accounting Firm
  23.3*            Consent of Oakley Thompson & Co. (contained in Exhibit 5.1)
  24.1*            Power of Attorney (included in the signature page of the
                   Registration Statement)

  -------------------
  *        Previously filed.

         1. Incorporated by reference to the Registrant's Registration Statement on Form 20-F, filed with the SEC on May 28, 2002 (SEC File No. 000-49843).
         2. Incorporated by reference to the Registrant's Registration Statement on Form F-6 filed with the SEC on March 9, 2001 (File No. 333-13264).
         3. Incorporated by reference to Item 1 of the Registrant's Report on Form 6-K for the month of April, 2004 (SEC File No. 000-49843).
         4. Incorporated by reference to Item 2 of the Registrant's Report on Form 6-K for the month of April, 2004 (SEC File No. 000-49843).
         5. Incorporated by reference to Item 3 of the Registrant's Report on Form 6-K for the month of April, 2004 (SEC File No. 000-49843).


Item 10.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and
              (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Act that is part of the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on February 28, 2008.

                                          By: /s/ Geoffrey Kempler
                                              --------------------
                                              Geoffrey Kempler
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 28, 2008.

Signature                         Title
---------                         -----

/s/Geoffrey P. Kempler            Chairman of the Board of Directors
----------------------            and Chief Executive Officer
Geoffrey P. Kempler


/s/Richard Revelins               Chief Financial and Accounting Officer
--------------------
Richard Revelins

/s/Peter Marks                    Director
--------------------
Peter Marks

/s/Brian D. Meltzer               Director
--------------------
Brian D. Meltzer

/s/George W. Mihaly               Director
--------------------
George W. Mihaly

Puglisi & Associates              Authorized Representative in the United States

By: /s/ Gregory F. Lavelle
--------------------------
Name: Gregory F. Lavelle
Title:   Vice President


*By: /s/ Geoffrey P. Kempler
     -----------------------
     Geoffrey P. Kempler
     Attorney-in-Fact


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